Exhibit 10.51
FOURTH AMENDMENT TO CREDIT AGREEMENT

THIS FOURTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of October 17, 2013, by and among AFFYMETRIX, INC., a Delaware corporation (the “Borrower”), the other Credit Parties signatory hereto, GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (in its individual capacity, “GE Capital”), for itself and as agent for the Lenders (in such capacity, the “Agent”), and the Lenders signatory hereto.  Unless otherwise specified herein, capitalized terms used in this Amendment shall have the meanings ascribed to them in the Amended Credit Agreement, or if not defined therein, the Credit Agreement.

R E C I T A L S:

WHEREAS, the Borrower, the other Credit Parties party thereto, the Agent and the Lenders entered into that certain Credit Agreement, dated as of June 25, 2012 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”); and

WHEREAS, the Credit Parties have requested that the Agent and the Lenders party hereto amend certain provisions of the Credit Agreement, and the Agent and each Lender party hereto agree to such amendments upon the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.   Defined Terms; References.  As used in this Amendment, the following terms have the meanings specified below:

“Amended Credit Agreement” shall mean the Credit Agreement, as amended in accordance with Section 2 hereof.

“Existing Revolving Loan Commitment” shall mean any “Revolving Loan Commitment” as defined in the Credit Agreement that is outstanding immediately prior to the Fourth Amendment Date.

“Lender Repayment Amount” shall mean, with respect to each Lender, the sum of (i) the aggregate principal amount of Existing Term Loans owing to such Lender immediately prior to the Fourth Amendment Date, together with any accrued and unpaid interest thereon, (ii) all accrued and unpaid fees owing as of the Fourth Amendment Date in respect of the Existing Revolving Loan Commitment of such Lender (including commitment fees and letter of credit fees) and (iii) any other amounts owing to such Lender as of the Fourth Amendment Date under the Credit Agreement and the other Loan Documents.

Section 2.   Amendments.  Effective as of the Fourth Amendment Effective Time (as defined below):

(a)   Subsection 1.1(a) and Subsection 1.1 (b) of the Credit Agreement are hereby amended and restated to read in their entirety as follows:

“(a)  The Term Loan.  Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, certain Lenders made term loans (the “Existing Term Loans”) to the Borrower on the Closing Date (and immediately prior to the Fourth Amendment Date, the aggregate outstanding principal balance of the Existing Term Loans was $46,880,212.50). Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, each Lender with a New Term Loan Commitment severally and not jointly agrees to lend to the Borrower on the Fourth Amendment Date, the amount set forth opposite such Lender’s name on Schedule 1.1(a)-Supplement under the heading “ New Term Loan Commitment” (such amount being referred to herein as such Lender’s “New Term Loan Commitment”, and loans made in respect of such New Term Loan Commitments, the “New Term Loans”). The Borrower hereby directs the Agent to receive the proceeds of the New Term Loans and Revolving Loans made on the Fourth Amendment Date and immediately apply such proceeds to prepay the Existing Term Loans in full (so that immediately following such prepayment, the New Term Loans made on the Fourth Amendment Date are the only outstanding term loans hereunder) (and the Lenders waive any required advance notice of such prepayment pursuant to this Agreement). Amounts borrowed under this subsection 1.1(a) are referred to as the “Term Loan.”  Amounts borrowed as the Term Loan which are repaid or prepaid may not be reborrowed.

(b)  The Revolving Credit.  All commitments in existence immediately prior to the Fourth Amendment Date to make Revolving Loans are hereby terminated (and the only commitments to make Revolving Loans on and after the Fourth Amendment Date are the Revolving Loan Commitments set forth on Schedule 1.1(b)-Supplement). Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, each Revolving Lender severally and not jointly agrees to make Loans to the Borrower (each such Loan, a “Revolving Loan”) from time to time on any Business Day during the period from the Fourth Amendment Date through the Final Availability Date, in an aggregate amount not to exceed at any time outstanding the amount set forth opposite such Lender’s name in Schedule 1.1(b)-Supplement under the heading “Revolving Loan Commitments” (such amount as the same may be reduced or increased from time to time in accordance with this Agreement, being referred to herein as such Lender’s “Revolving Loan Commitment”); provided, however, that, after giving effect to any Borrowing of Revolving Loans, the aggregate principal amount of all outstanding Revolving Loans shall not exceed the Maximum Revolving Loan Balance.  Subject to the other terms and conditions hereof, amounts borrowed under this subsection 1.1(b) may be repaid and reborrowed from time to time.  The “Maximum Revolving Loan Balance” from time to time will be equal to the Aggregate Revolving Loan Commitment then in effect less the sum of (i) the aggregate amount of Letter of Credit Obligations plus (ii) the aggregate principal amount of outstanding Swing Loans.  If at any time the then outstanding principal balance of Revolving Loans exceeds the Maximum Revolving Loan Balance, then the Borrower shall immediately prepay outstanding Revolving Loans in an amount sufficient to eliminate such excess.”

(b)   Subsection 1.1(c)(i)(A) of the Credit Agreement is hereby amended by deleting the “$7,500,000” set forth therein and inserting “$5,000,000” in its place.

(c)   Subsection 1.2(a) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(a)   The Term Loan made by each Lender with a New Term Loan Commitment is evidenced by this Agreement and, if requested by such Lender, a Term Note payable to such Lender in an amount equal to the unpaid balance of the Term Loan held by such Lender.”

(d)   Subsection 1.3(d) of the Credit Agreement is hereby amended by deleting the reference to “Closing Date” set forth therein and inserting “Fourth Amendment Date” in its place.

(e)   Subsection 1.8(a) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(a)     Scheduled Term Loan Payments.  Subject to adjustment from time to time in accordance with the terms and conditions of subsection 1.7(a) and subsection 1.8(g), the principal amount of the Term Loan shall be paid in installments on the dates and in the respective amounts shown below:

Date of Payment	Amount of Term Loan Payment

January 1, 2014	$950,000
April 1, 2014	$950,000
July 1, 2014	$950,000
October 1, 2014	$950,000
January 1, 2015	$950,000
April 1, 2015	$950,000
July 1, 2015	$950,000
October 1, 2015	$950,000
January 1, 2016	$950,000
April 1, 2016	$950,000
July 1, 2016	$950,000
October 1, 2016	$950,000
January 1, 2017	$950,000
April 1, 2017	$950,000
July 1, 2017	$950,000
October 1, 2017	$950,000
January 1, 2018	$950,000
April 1, 2018	$950,000
July 1, 2018	$950,000
October 17, 2018	$19,950,000

The final scheduled installment of the Term Loan shall, in any event, be in an amount equal to the entire remaining principal balance of the Term Loan.”

(f)   Subsection 1.8(e) of the Credit Agreement is hereby amended and restated to read in its entirety as follows

“(e)    Excess Cash Flow.  Within five (5) days after the annual financial statements are required to be delivered pursuant to subsection 4.1(a), commencing with such annual financial statements for the Fiscal Year ending December 31, 2014, the Borrower shall deliver to Agent a written calculation of Excess Cash Flow of the Credit Parties and their Subsidiaries for such Fiscal Year in the form of Exhibit 1.8(e) and certified as correct on behalf of the Credit Parties by a Responsible Officer of the Borrower and concurrently therewith shall deliver to Agent, for distribution to the Lenders, an amount equal to (A) (i) 25% of such Excess Cash Flow if the Senior Leverage Ratio (as calculated in the manner set forth on Exhibit 4.2(b)) as of the last day of such Fiscal Year is 1.00:1.00 or greater, or (ii) 0% of such Excess Cash Flow if the Senior Leverage Ratio as of the last day of such Fiscal Year is less than 1.00:1.00 minus (B) any voluntary prepayments of Term Loans made pursuant to Section 1.7 during such Fiscal Year, for application to the Loans in accordance with the provisions of subsection 1.8(g) hereof.  Excess Cash Flow shall be calculated in the manner set forth in Exhibit 1.8(e).”

(g)   Each of Subsection 1.9(b), Section 10.2 and Section 10.3 of the Credit Agreement are hereby amended by deleting the references to “date hereof” set forth therein and inserting “Fourth Amendment Date” in their place.

(h)   Section 3.11(c) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(c)   Since December 31, 2012, there has been no Material Adverse Effect.”

(i)   Section 4.10 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“4.10   Use of Proceeds

.  The Borrower shall use the proceeds of the Loans made (i) prior to the Fourth Amendment Date solely as follows: (a) first, to refinance on the Closing Date Prior Indebtedness and then to pay on the Closing Date a portion of the purchase price for the Closing Date Acquisition, (b) to pay costs and expenses of the Related Transactions and costs and expenses required to be paid pursuant to Section 2.1, and (c) for working capital, capital expenditures and other general corporate purposes not in contravention of any Requirement of Law and not in violation of this Agreement, (ii) made on the Fourth Amendment Date to repay the Existing Term Loans and fees and expenses in connection with the Fourth Amendment and (iii) made after the Fourth Amendment Date for working capital, capital expenditures and other general corporate purposes not in contravention of any Requirement of Law and not in violation of this Agreement.”

(j)   Section 5.2(b) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(b) dispositions not otherwise permitted hereunder which are made for fair market value and the mandatory prepayment in the amount of the Net Proceeds of such disposition is made if and to the extent required by Section 1.8; provided, that (i) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, (ii) not less than 75% of the aggregate sales price from such disposition shall be paid in cash, (iii) the aggregate fair market value of all assets (other than assets sold pursuant to the Anatrace Sale) so sold by the Credit Parties and their Subsidiaries, together, shall not exceed (A) $20,000,000 in any Fiscal Year and (B) $35,000,000 during the term of this Agreement, and (iv) after giving effect to such disposition, the Credit Parties are in compliance on a pro forma basis with the covenants set forth in Article VI, recomputed for the most recent Fiscal Quarter for which financial statements have been delivered.”

(k)   Section 6.1 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“6.1   Capital Expenditures.  The Credit Parties and their Subsidiaries shall not make or commit to make Capital Expenditures for any Fiscal Year set forth in the table below in excess of the amount set forth in the table below with respect to such Fiscal Year (such amount being referred to herein as the “Capital Expenditure Limitation”):

Fiscal Year	Capital Expenditure Limitation
2012
$10,000,000, or an amount up to $13,500,000 provided, that the Capital Expenditure Limitation for the Fiscal Year ended December 31, 2013 shall be decreased by the amount by which Capital Expenditures for the Fiscal Year ended December 31, 2012 exceed $10,000,000

2013	$14,000,000
2014	$17,000,000
2015	$18,000,000
2016 and each Fiscal Year thereafter	$17,000,000
; provided, however, in the event the Credit Parties and their Subsidiaries do not expend the entire Capital Expenditure Limitation in any Fiscal Year, the Credit Parties and their Subsidiaries may carry forward to the immediately succeeding Fiscal Year 50% of the unutilized portion.  All Capital Expenditures shall first be applied to reduce the applicable Capital Expenditure Limitation and then to reduce the carry-forward from the previous Fiscal Year, if any.  “Capital Expenditures” shall be calculated in the manner set forth in Exhibit 4.2(b).”

(l)   Section 6.2 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“[Intentionally deleted].”

(m)    Section 6.3 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“6.3   Senior Leverage Ratio.  The Credit Parties shall not permit the Senior Leverage Ratio as of any date set forth below to be greater than the maximum ratio set forth in the table below opposite such date:

Date	Maximum Senior Leverage Ratio

September 30, 2013	1.75:1.00
December 31, 2013	1.35:1.00
March 31, 2014	1.35:1.00
June 30, 2014	1.35:1.00
September 30, 2014	1.35:1.00
December 31, 2014	1.30:1.00
March 31, 2015	1.30:1.00
June 30, 2015	1.25:1.00
September 30, 2015	1.25:1.00
December 31, 2015 and the last day of each Fiscal Quarter thereafter	1.20:1.00

“Senior Leverage Ratio” shall be calculated in the manner set forth in Exhibit 4.2(b).”

(n)    Section 6.4 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“6.4     Interest Coverage Ratio

.  The Credit Parties shall not permit the Interest Coverage Ratio for the twelve fiscal month period ending on any date set forth below to be less than the minimum ratio set forth in the table below opposite such date:

Date	Minimum Interest Coverage Ratio
September 30, 2013 and the last day of each Fiscal Quarter thereafter	3.50:1.00

“Interest Coverage Ratio” shall be calculated in the manner set forth in Exhibit 4.2(b).”

(o)   Section 11.1 of the Credit Agreement is hereby amended by amending and restating the table of defined terms and section references contained at the beginning of such Section to read in its entirety as follows:

“Acquired Business”	Preamble
“Adjusted EBITDA”	Exhibit 4.2(b)
“Affected Lender”	9.22
“Aggregate Excess Funding Amount”	1.11(e)
“Agreement”	Preamble
“Base Amount”	6.1
“Bender Medsystems”	3.24
“Borrower”	Preamble
“Borrower Materials”	9.10(e)
“Capital Expenditure Limitation”	6.1

“Capital Expenditures”	Exhibit 4.2(b)
“Closing Date Acquisition”	Recitals
“EBITDA”	Exhibit 4.2(b)
“Event of Default”	7.1
“Excess Cash Flow”	Exhibit 1.8(e)
“Existing Term Loans”	1.1(a)
“FDA”	3.28(a)
“FDA Permit”	3.28(a)
“Fee Letter”	1.9(a)
“GE Capital”	Preamble
“Indemnified Matters”	9.6
“Indemnitee”	9.6
“Interest Coverage Ratio”	Exhibit 4.2(b)
“Interest Expense”	Exhibit 4.2(b)
“Investments”	5.4
“L/C Reimbursement Agreement”	1.1(c)
“L/C Reimbursement Date”	1.1(c)
“L/C Request”	1.1(c)
“Lender”	Preamble
“Letter of Credit Fee”	1.9(c)
“Maximum Lawful Rate”	1.3(d)
“Maximum Revolving Loan Balance”	1.1(b)
“MNPI”	9.10(a)
“New Term Loans”	1.1(a)
“New Term Loan Commitment”	1.1(a)
“Notice of Conversion/Continuation”	1.6(a)
“OFAC”	3.27
“Other Taxes”	10.1(c)
“Participant Register”	9.9(f)
“Permitted Liens”	5.1
“Pro Forma EBITDA”	Exhibit 4.2(b)
“Register”	1.4(b)
“Relevant Entities”	2.1(g)
“Restricted Payments”	5.11
“Replacement Lender”	9.22
“Revolving Loan Commitment”	1.1(b)
“Revolving Loan”	1.1(b)
“Sacramento Property”	4.12(b)
“Safety Notices”	3.28(e)
“Sale”	9.9(b)
“SDN List”	3.27
“Senior Indebtedness”	Exhibit 4.2(b)
“Senior Leverage Ratio”	Exhibit 4.2(b)
“Settlement Date”	1.11(b)
“Swingline Request”	1.1(d)
“Swing Loan”	1.1(d)
“Tax Returns”	3.10

“Taxes”	10.1(a)
“Term Loan”	1.1(a)
“Term Loan Commitment”	1.1(a)
“Unused Commitment Fee”	1.9(b)

(p)   Clause (f) of the definition of “Permitted Acquisition” in Subsection 11.1 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(f)   as of the last day of the most recent Fiscal Quarter for which financial statements have been delivered pursuant to subsection 4.1(b), (x) the Leverage Ratio computed on a pro forma basis shall not exceed 4.35:1.00 (y) the Senior Leverage Ratio recomputed on a pro forma basis shall not exceed 2.00:1.00 and (z) the Senior Leverage Ratio recomputed on a pro forma basis shall not exceed the maximum Senior Leverage Ratio permitted under Section 6.3 at such time, less 0.25.”

(q)   Subsection 11.1 of the Credit Agreement is hereby amended by adding the following defined terms thereto in the appropriate alphabetical location (or, with respect to terms previously defined therein, amending and restating such terms to read as follows):

“Aggregate Revolving Loan Commitment” means the combined Revolving Loan Commitments of the Lenders, which, immediately following the Fourth Amendment Date is in the amount of $10,000,000, as such amount may be reduced from time to time pursuant to this Agreement.

   “Aggregate Term Loan Commitment” means the combined New Term Loan Commitments of the Lenders, which shall initially be in the amount of $38,000,000, as such amount may be reduced from time to time pursuant to this Agreement.

“Anatrace Sale” means that certain sale of businesses of the Borrower that manufacture and sell Anatrace-branded detergents, surfactants or synthetic lipids pursuant to the terms of that certain Asset Purchase Agreement, dated as of October 11, 2013, by and between Anatrace Products, LLC and the Borrower.

“Applicable Margin” means:

(a)   for the period commencing on the Fourth Amendment Date through the last day of the Fiscal Quarter ending on or about March 31, 2014 (x) if a Base Rate Loan, two and three quarters percent (2.75%) per annum and (y) if a LIBOR Rate Loan, three and three quarters percent (3.75%) per annum; and

(b)   thereafter, the Applicable Margin shall equal the applicable LIBOR margin or Base Rate margin in effect from time to time determined as set forth below based upon the applicable Senior Leverage Ratio then in effect pursuant to the appropriate column under the table below:

Revolving Loans, Swing Loans and Term Loan
Senior Leverage Ratio	LIBOR Margin	Base Rate Margin
Greater than or equal to 1.00:1.00	3.75%	2.75%
Less than 1.00:1.00	3.50%	2.50%

The Applicable Margin shall be adjusted from time to time upon delivery to Agent of the financial statements required to be delivered pursuant to Section 4.1 hereof accompanied by a written calculation of the Senior Leverage Ratio certified on behalf of the Borrower by a Responsible Officer of the Borrower as of the end of the period for which such financial statements are delivered.  If such calculation indicates that the Applicable Margin shall increase or decrease, then on the first day of the calendar month following the date of delivery of such financial statements and written calculation, the Applicable Margin shall be adjusted in accordance therewith; provided, however, that if the Borrower shall fail to deliver any such financial statements by the date required pursuant to Section 4.1, then, at Agent’s election, effective as of the first day of the calendar month following the end of the fiscal month during which such financial statements were to have been delivered, and continuing through the first day of the calendar month following the date (if ever) when such financial statements and such written calculation are finally delivered, the Applicable Margin shall be conclusively presumed to equal the highest Applicable Margin specified in the pricing table set forth above.  Notwithstanding anything herein to the contrary, Swing Loans may not be LIBOR Rate Loans.

In the event that any financial statement or Compliance Certificate delivered pursuant to Sections 4.1 or 4.2 is inaccurate, and such inaccuracy, if corrected, would have led to the imposition of a higher Applicable Margin for any period than the Applicable Margin applied for that period, then (i) the Borrower shall immediately deliver to Agent a corrected financial statement and a corrected Compliance Certificate for that period, (ii) the Applicable Margin shall be determined based on the corrected Compliance Certificate for that period, and (iii) the Borrower shall immediately pay to Agent (for the account of the Lenders that hold the Commitments and Loans at the time such payment is received, regardless of whether those Lenders held the Commitments and Loans during the relevant period) the accrued additional interest owing as a result of such increased Applicable Margin for that period. This paragraph shall not limit the rights of Agent or the Lenders with respect to Section 1.3(c) and Article VII hereof, and shall survive the termination of this Agreement until the payment in full in cash of the aggregate outstanding principal balance of the Loans.”

“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Agent) or any similar release by the Federal Reserve Board (as determined by Agent), (b) the sum of 0.50% per annum and the Federal Funds Rate, and (c) the sum of (x) LIBOR calculated for each such day based on an Interest Period of one month determined two (2) Business Days prior to such day, plus (y) the excess of the Applicable

Margin for LIBOR Rate Loans over the Applicable Margin for Base Rate Loans, in each instance, as of such day.  Any change in the Base Rate due to a change in any of the foregoing shall be effective on the effective date of such change in the “bank prime loan” rate, the Federal Funds Rate or LIBOR for an Interest Period of one month.

“Fourth Amendment” means that certain Fourth Amendment to Credit Agreement entered into as of the Fourth Amendment Date, by and among the Borrower, the other Credit Parties, the Agent and the Lenders party thereto.

“Fourth Amendment Date” means October 17, 2013.

“Leverage Ratio” means, as of any date of measurement, the ratio of Funded Indebtedness on such date to Adjusted EBITDA for the period of four consecutive fiscal quarters most recently ended.

“LIBOR” means, for each Interest Period, the offered rate per annum for deposits of Dollars for the applicable Interest Period that appears on Reuters Screen LIBOR01 Page as of 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period.  If no such offered rate exists, such rate will be the rate of interest per annum, as determined by Agent at which deposits of Dollars in immediately available funds are offered at 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period by major financial institutions reasonably satisfactory to Agent in the London interbank market for such Interest Period for the applicable principal amount on such date of determination.

“Revolving Termination Date” means the earlier to occur of: (a) October 17, 2018; and (b) the date on which the Aggregate Revolving Loan Commitment shall terminate in accordance with the provisions of this Agreement.

(r)   Exhibit 1.8(e) of the Credit Agreement is hereby amended and restated to read in its entirety as set forth on Exhibit 1.8(e) attached hereto.

(s)   Exhibit 4.2(b) of the Credit Agreement is hereby amended and restated to read in its entirety as set forth on Exhibit 4.2(b) attached hereto.

Section 3.   Conditions.  This Amendment shall be effective at the time (the “Fourth Amendment Effective Time”) that all of the following conditions precedent have been met as determined by the Agent in its sole discretion:

(a)   Signatures.   Agent shall have received an executed signature page to this Amendment from each Credit Party, the Agent and the Required Lenders.

(b)   Payments   Agent shall have received evidence that (i) the Lender Repayment Amount for each Lender has been paid in full and (ii) all fees, expenses and other amounts owing to the Agent and its affiliates on or prior to the Fourth Amendment Date have been paid in full, including any fees payable under that certain fee letter dated as of September 21, 2013 among the Agent, an affiliate of the Agent and the Borrower.

(c)   Loan Documents.  Agent shall have received on or before the Fourth Amendment Date all of the agreements, documents, instruments and other items set forth on the closing checklist attached hereto as Exhibit 2.1, each in form mutually acceptable to the Borrower and Agent.

(d)   Leverage.   The Borrower shall have delivered evidence to the satisfaction of Agent demonstrating that: (i) the ratio of Funded Indebtedness to Adjusted EBITDA as of the last day of the Fiscal Quarter ended June 30, 2013, after giving pro forma effect to the consummation of the transactions contemplated by the Fourth Amendment, payment of all costs and expenses in connection therewith, and funding of the New Term Loans and Revolving Loans on the Fourth Amendment Date, shall be not greater than 3.90:1.00; and (ii) the Senior Leverage Ratio as of the last day of the Fiscal Quarter ended June 30, 2013, after giving pro forma effect to the consummation of the transactions contemplated by the Fourth Amendment, payment of all costs and expenses in connection therewith, and funding of the New Term Loans and Revolving Loans on the Fourth Amendment Date, shall be not greater than 1.40:1.00, in each case assuming average working capital levels.

(e)   Litigation.  There shall not exist any action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or Governmental Authority that challenges this Amendment, any other Loan Document or the extension of credit under the Credit Agreement as amended by this Amendment.

(f)   Material Adverse Effect.  Since December 31, 2012,  there has been no events, circumstances, developments or other changes in facts that would, in the aggregate, have a Material Adverse Effect.

Section 4.   Representations and Warranties of Credit Parties.  In order to induce the Agent and the Required Lenders to enter into this Amendment, each Credit Party represents and warrants to Agent and each Lender (which representations and warranties shall survive the execution and delivery of this Amendment), that:

(a)  the execution, delivery and performance by each Credit Party of this Amendment has been duly authorized by all necessary corporate action and each of this Amendment and the Amended Credit Agreement is a legal, valid and binding obligation of such Credit Party enforceable against such Credit Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium and similar laws relating to or affecting the enforceability of creditors’ rights generally, concepts of reasonableness and general equitable principles;

(b)  all of the representations and warranties contained in the Amended Credit Agreement and in the other Loan Documents are true and correct in all material respects (without duplication of any materiality qualifier contained therein) on and as of the date of the effectiveness of this Amendment after giving effect to this Amendment and the transactions contemplated hereby, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties were true or correct in all material respect (without duplication of any materiality qualifier contained therein) as of such earlier date);

(c)  neither the execution, delivery or performance of this Amendment by each Credit Party nor the consummation of the transactions contemplated hereby or thereby does or shall (i) contravene the terms of any of that Person’s Organization Documents, (ii) conflict with or result in any material breach or contravention of, or result in the creation of any Lien under, any document evidencing any material Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject; or (iii) violate any material Requirement of Law in any material respect; and

(d)  no Default or Event of Default has occurred and is continuing or would result immediately after giving effect to this Amendment and the transactions contemplated hereby.

Section 5.   Counterparts; Facsimile Signature.  This Amendment may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Signature pages may be detached from multiple separate counterparts and attached to a single counterpart.  Delivery of an executed signature page of this Amendment by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

Section 6.   Continuing Effect of the Credit Agreement.  Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders or the Agent under the Credit Agreement and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.  Nothing herein shall be deemed to entitle the Credit Parties to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement in similar or different circumstances.  This Amendment shall apply and be effective only with respect to the provisions of the Credit Agreement specifically referred to herein.  After the effectiveness of this Amendment, any reference to the Credit Agreement shall mean the Credit Agreement as modified hereby. This Amendment shall constitute a Loan Document. Upon the Fourth Amendment Effective Time, any Lender that does not have a New Term Loan Commitment, a Revolving Loan Commitment, a Term Loan or a Revolving Loan at such time shall cease to be a “Lender” (provided that the provisions of Section 9.5,  Section 9.6, Section 9.20 and Article X of the Credit Agreement shall continue to inure to the benefit of each such Lender after the Fourth Amendment Effective Time).

Section 7.   Governing Law.  THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

Section 8.   Captions.  The captions and headings of this Amendment are for convenience of reference only and shall not affect the interpretation of this Amendment.

Section 9.   Reaffirmation.  The Credit Parties signatory hereto hereby reaffirm their guaranties of the Obligations and reaffirm that the Obligations are and continue to be secured by the security interest granted by the Credit Parties in favor of the Agent under the Collateral Documents (and each Credit Party, as collateral security for the payment and performance when due of the Obligations, hereby mortgages, pledges and hypothecates to the Agent for the benefit of the Secured Parties a Lien on and security interest in, to and under the Collateral of such Credit Party), and all of the terms, conditions, provisions, agreements, requirements, promises, obligations, duties, covenants and representations of the Credit Parties under such documents and agreements entered into with respect to the obligations under the Credit Agreement are incorporated herein by reference and are hereby ratified and affirmed in all respects by the Credit Parties.  Each Credit Party acknowledges that all references to “Credit Agreement” and “Obligations” in the Loan Documents shall take into account the provisions of this Amendment and be a reference to the “Credit Agreement” and the “Obligations” as amended hereby.

(signature pages follow)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

AFFYMETRIX, INC.

By:	/s/ Gavin Wood
Name:	Gavin Wood
Title:	Executive Vice President and CFO

USB CORPORATION

By:	/s/ Siang Chin
Name:	Siang Chin
Title:	CEO and President

ANATRACE, INC.

By:	/s/ Siang Chin
Name:	Siang Chin
Title:	CEO and President

EBIOSCIENCE, INC.

By:	/s/ Gavin Wood
Name:	Gavin Wood
Title:	Vice President and CEO

[Signature Page to Fourth Amendment to Credit Agreement]

GENERAL ELECTRIC CAPITAL CORPORATION, as Agent and as a Lender
By:	/s/ Andrew Moore
Name:	Andrew Moore
Title:	Its Duly Authorized Signatory

[Signature Page to Fourth Amendment to Credit Agreement]

SILICON VALLEY BANK,
as a Lender

By:	/s/ Peter Freyer
Name:	Peter Freyer
Title:	Director

[Signature Page to Fourth Amendment to Credit Agreement]

Schedule 1.1(a)- Supplement

New Term Loan Commitments

General Electric Capital Corporation	$19,000,000
Silicon Valley Bank	$19,000,000

Total	$38,000,000

Schedule 1.1(b)- Supplement

Revolving Loan Commitments

General Electric Capital Corporation	$5,000,000
Silicon Valley Bank	$5,000,000

Total	$10,000,000